Exhibit 10.1
ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380
P.O. BOX 1330 HOUSTON, TEXAS 77251-1330 U.S.A. PH. (832)636-1000
PERSONAL AND CONFIDENTIAL
[Date]
Dear                     :
The Compensation and Benefits Committee of the Anadarko Petroleum Corporation (the “Company”, including where applicable affiliates of the Company) Board of Directors has made an Award of Restricted Stock Units (“RSUs”) to you under the Company’s 2008 Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”). This RSU award is subject to all terms and conditions of the Plan, the summary of the Plan (the “Prospectus”) and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The Plan is available on the Anadarko intranet website at the following address: [internal website address].
Effective [Grant Date], you will receive an Award of                      RSUs, which vest over a period of time. Provided you remain employed by the Employer until such dates, one-third of the RSUs will vest on [first anniversary of Grant Date], one-third will vest on [second anniversary of Grant Date], and the remaining one-third will vest on [third anniversary of Grant Date] (each considered a “Vesting Period”).
At the end of each Vesting Period, the value attributed to the number of RSUs that vest on such date shall be reduced by the applicable payroll taxes as a result of such vesting, and the resulting amount shall then be converted into shares of unrestricted Anadarko Common Stock using the closing price of the Company Common Stock on the date of such vesting.
Dividend Equivalents shall be paid to you in cash with respect to the RSUs and on a current basis, less applicable withholding taxes. The RSUs do not have voting rights. They do, however, count toward any applicable stock ownership requirements.
You will be allowed to make an election to defer your entire RSU award. All deferral elections and distributions must be made in compliance with Internal Revenue Code Section 409A and the regulations promulgated thereunder and made on a separate form provided by Anadarko to you.
If you voluntarily terminate your employment, including retirement, or in the event you are terminated for cause, all unvested RSUs and unpaid RSU Dividend Equivalents will be immediately forfeited. Upon your death, disability (as defined in the Company’s disability plan), your involuntary termination without cause or a Change of Control all your unvested RSUs will immediately vest and any unpaid RSU Dividend Equivalents due but not yet paid will immediately be paid. Your RSUs are subject to several restrictions, including that such RSUs may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of to the extent then subject to restrictions.
Once RSUs have vested and shares of Anadarko Common Stock have been delivered to you, you are free to sell, gift or otherwise dispose of such shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy (including the receipt of pre-clearance) and the applicable stock ownership requirements.
If you have any questions on this grant, please call me at 832-636-xxxx.
Sincerely,